Exhibit 95

MINE SAFETY DISCLOSURES

This exhibit contains certain specified disclosures regarding mine safety required by section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K. Quanta Services, Inc. (together with its subsidiaries, “Quanta”) does not act as the owner of a coal or other mine, but may act as an “operator” as defined under the Federal Mine Safety and Health Act of 1977 where Quanta performs services or construction as an independent contractor at a coal or other mine.

The table below reflects citations, orders, violations and proposed assessments issued by the Mine Safety and Health Administration (the “MSHA”) to Quanta during the three months ended March 31, 2026. Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by the MSHA at www.MSHA.gov.

Mine or Operating Name / MSHA Identification Number	Section 104(a) S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed (2)	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period

Mountain Cement Company / 4800007 (1)	1	─	─	─	─	$151	─	N	N	─	─	─
(1)Denotes where Quanta is working as an “independent contractor” at another operator’s mine.
(2)Amounts included are the total dollar value of proposed assessments received from MSHA on or before March 31, 2026, regardless of whether the assessment has been challenged or appealed, for citations and orders occurring during the quarter ended March 31, 2026.  Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and sometimes dismissed. The number of citations, orders, and proposed assessments vary by inspector and vary depending on the size and type of the operation.